UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

OPHTHOTECH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor

New York, New York 10119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 13, 2014, Ophthotech Corporation (the “Company”) closed the third tranche of royalty financing pursuant to its royalty purchase and sale agreement with Novo A/S, dated May 23, 2013, as amended (the “Royalty Agreement”).  In connection with the closing of the first and second financing tranches under the Royalty Agreement in May 2013 and January 2014, the Company previously sold to Novo A/S, and Novo A/S purchased from the Company, two low single-digit royalty interests on worldwide sales of the Company’s product candidate, Fovista® in exchange for an aggregate of $83,333,334.  In connection with closing the third tranche of royalty financing, Novo A/S paid the Company $41,666,666 in exchange for an additional low single-digit royalty interest on worldwide sales of Fovista.  The closing of the third tranche was triggered as a result of the Company reaching an enrollment milestone of a specified number of patients in the Company’s ongoing Phase 3 clinical program for Fovista. The Company intends to use the proceeds from the third financing tranche to support clinical development and regulatory activities for Fovista.

Novo A/S is a significant shareholder in the Company.  In addition, Thomas Dyrberg, a member of the Company’s board of directors, is employed as a Senior Partner of Novo A/S.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosures set forth under Item 2.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 2.04.  As previously disclosed, because there is a significant related party relationship between the Company and Novo A/S, the Company is treating its obligation to make royalty payments under the Royalty Agreement as an implicit obligation to repay funds advanced by Novo A/S, and thus, in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 730, has recorded the proceeds of the first and second financing tranches as a liability on its balance sheet.  Similarly, the proceeds from the third financing tranche under the Royalty Agreement have been recorded as an increase to this royalty liability.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: November 13, 2014	By:	/s/ Barbara A. Wood
	Name:	Barbara A. Wood
	Title:	Senior Vice President, General Counsel and Secretary